UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHOICEONE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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109 East Division
Sparta, Michigan 49345

March 28, 2011

To our Shareholders:

We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. to be held at:

Moss Ridge Golf Club
13545 Apple Avenue
Ravenna, Michigan
April 28, 2011

11:00 a.m. Annual Meeting; social period to immediately follow

The purpose of the meeting is to elect directors and to consider the other matters described in this proxy statement.

Please plan to join us for an informal social period immediately following the conclusion of the business portion of the Annual Meeting, which starts at 11:00 a.m. Desserts and hors d'oeuvres will be served during the social period. Shareholders holding stock in single ownership form are invited to bring a guest.

The following proxy statement and enclosed proxy are being furnished to holders of ChoiceOne Financial Services, Inc. common stock on and after March 28, 2011. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so. All owners should sign proxies as their names appear on the proxy.

We hope you will join us at the 2011 Annual Meeting. We look forward to seeing you there.
Sincerely, James A. Bosserd President and Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of ChoiceOne Financial Services, Inc. will be held at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, on Thursday, April 28, 2011, at 11:00 a.m. local time, for the following purposes:
1.	To elect four directors from among the nominees named in this proxy statement.

2.	Approval of our Amended and Restated Employee Stock Purchase Plan.

3.	Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the current fiscal year.

4.	To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 1, 2011, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

          IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2011: A complete set of proxy materials relating to our annual meeting is available on the Internet at: www.choiceone.com/proxymaterials.
By Order of the Board of Directors, Linda R. Pitsch Secretary

March 28, 2011
It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan  49345

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2011

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on Thursday, April 28, 2011, at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, at 11:00 a.m. local time.

This proxy statement and the enclosed proxy are being furnished to you on and after March 28, 2011, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, "we," "us," "our," "ChoiceOne" and the "Company" refer to ChoiceOne Financial Services, Inc. and "you" and "your" refer to ChoiceOne shareholders.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of directors, approval of our Amended and Restated Employee Stock Purchase Plan, and the ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the current fiscal year. Your Board of Directors recommends that you vote FOR each of the nominees discussed in this proxy statement, FOR approval of the Amended and Restated Employee Stock Purchase Plan, and FOR the proposed appointment of auditors.

How to Vote Your Shares

You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock on March 1, 2011. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the annual meeting.

As of March 1, 2011, there were 3,281,944 shares of ChoiceOne common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted "FOR" each nominee named in this proxy statement and "FOR" each proposal. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice to the Secretary of ChoiceOne; or
•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of ChoiceOne and ChoiceOne Bank (referred to as the "Bank") will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to soliciting proxies.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

The vote of a majority of the shares represented at the meeting and voting on the proposed Amended and Restated Employee Stock Purchase Plan is required to approve the plan. In counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

The ratification of the selection of Plante & Moran PLLC as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.
Election of Directors

The Board of Directors presently consists of 14 individuals divided into three classes. Each class of directors is as nearly equal in number as possible and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old. Consistent with this policy, Jon E. Pike, who has served as our Chairman of the Board since 2007, will conclude his service as a director for the Company at the expiration of his term of office, which will occur as of the 2011 Annual Meeting.

The Board of Directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2014:

          Jerome B. Arends
          K. Timothy Bull
          Dennis Nelson
          Donald VanSingel

Each proposed nominee currently serves as a director of ChoiceOne. The persons named in the enclosed proxy intend to vote for the election of the four nominees listed. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election - which we do not anticipate - the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.
ChoiceOne's Board of Directors and Executive Officers

Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the annual meeting and ChoiceOne's executive officers. The biographical information for each nominee and director includes the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. All of the directors of ChoiceOne also serve as directors of the Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.

Nominees for Election as Directors with Terms Expiring in 2014

Jerome B. Arends (age 66) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1987. Mr. Arends was

Chief Executive Officer and President of Ravenna Farm Equipment, Inc., a distributor of farm implements and equipment, until early 1999. Mr. Arends was Store Manager and a salesman for Kent Power Equipment, Inc., a distributor of farm equipment, from 1999 until his retirement in 2000. In nominating Mr. Arends, the Board of Directors considered his 23 years of experience as a bank and bank holding company director, and extensive experience as a business executive in the markets that we serve.

K. Timothy Bull (age 63) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1993 and was also a director of Valley Ridge and Kent City from 1988 until 1991. Mr. Bull is President and sole shareholder of Moon Lake Orchards, Inc., a producer of fruit. Mr. Bull has over 20 years of experience as a director of a bank or bank holding company. The Board of Directors considered Mr. Bull's substantial entrepreneurial, agricultural, and executive experience as significant factors in his nomination as a director.

Dennis Nelson (age 62) has been a director of ChoiceOne and the Bank since the Merger and was a director of Valley Ridge Bank after the consolidation of Kent City and The Grant State Bank ("Grant") to form Valley Ridge Bank (the "Consolidation"), a director of Valley Ridge since it merged with Community Bank Corporation ("Community") on July 1, 1996 (the "Valley Ridge/Community Merger") and a director of Community and/or Grant, the subsidiary bank of Community, from 1985 until the Valley Ridge/Community Merger and the Consolidation. Mr. Nelson is owner of Nelson Enterprises and is a dentist practicing in Grant, Michigan. Mr. Nelson's qualifications include 25 years of experience as a director of a community bank or bank holding company in West Michigan. In addition, in nominating Mr. Nelson, the Board considered the fact that he is a business owner and has substantial experience with and knowledge of finance and accounting.

Donald VanSingel (age 67) has served as Vice Chairman of the Board of Directors of ChoiceOne and the Bank since May 2007, and has been a director of ChoiceOne and the Bank since the Merger. Prior to the Merger, Mr. VanSingel was Vice Chairman and a director of Valley Ridge since the Valley Ridge/Community Merger, a director of Valley Ridge Bank after the Consolidation, Chairman of Community and/or Grant from 1982 until the Valley Ridge/Community Merger and the Consolidation, and a director of Community and/or Grant from 1973 until the Valley Ridge/Community Merger. Mr. VanSingel was a consultant for Governmental Consultant Services, Inc. from 1993 to 2008. Prior to that, Mr. VanSingel served in the Michigan House of Representatives. Mr. VanSingel serves as a director of Fremont Michigan Insuracorp Inc. and Fremont Insurance Co. In nominating Mr. VanSingel, the Board of Directors considered that he has over three decades of experience as a director of West Michigan banks and bank holding companies, and has a distinguished career in business and public service. Mr. VanSingel has significant experience with and knowledge of governance matters.

Your Board of Directors recommends that you
vote FOR the election of all nominees as directors

Continuing Directors with Terms Expiring in 2012

James A. Bosserd (age 61) has been a director of ChoiceOne and the Bank since he was appointed to those boards in April 2001. Mr. Bosserd has been President and Chief Executive Officer of ChoiceOne and the Bank since April 2001. Mr. Bosserd has also been President of ChoiceOne Insurance Agencies, Inc. since April 2001 and President of ChoiceOne Mortgage Company of Michigan from January 2002 until December 2008. Prior to joining ChoiceOne and the Bank, Mr. Bosserd was Senior Vice President-Retail Group Manager with Huntington National Bank, a commercial bank, since October 1997 and Senior Vice President-Private Banking Manager with Huntington National Bank since April 1999. Mr. Bosserd also served as President and Chief Executive Officer of FMB State Savings Bank, a commercial bank in Lowell, Michigan, from 1992 through 1997. Mr. Bosserd has also been a director of West Shore Computer Services, Inc., a data processing company in which the Bank owns a 25% interest, since February 2002. Mr. Bosserd is a director of the Sparta Downtown Development Authority, Wolverine World Wide YMCA, Meadowlark Advisory Board, MACB, and Sparta United Methodist Church Board Chairman and audit committee member. He is a former director of the MACB Service Corporation, Michigan FFA Foundation and Michigan Bankers Association. Mr.

Bosserd has over 18 years of experience serving in senior executive positions at West Michigan banks, including service as ChoiceOne's President and Chief Executive Officer for the past nine years. Mr. Bosserd therefore has extensive knowledge and expertise regarding ChoiceOne's markets, competitors, customers, employees, business operations and strategies, and is uniquely qualified for service as a continuing director.

William F. Cutler, Jr. (age 63) is the former Vice President of the H. H. Cutler Company, an apparel manufacturer. Mr. Cutler joined the H. H. Cutler Company in 1970 and served in various management and executive capacities until January 1994. The H. H. Cutler Company was sold to VF (Vanity Fair) Corporation in January 1994. Mr. Cutler has been a director of ChoiceOne and the Bank since October 1993. Mr. Cutler served as a director of Spartan Distributors until December 2009. Mr. Cutler is a partner in Reds Associates LLC. Mr. Cutler's qualifications as a director include over two decades of business management experience, including service on the board of ChoiceOne and the Bank for 18 years. Mr. Cutler is experienced and knowledgeable with regard to finance and accounting matters.

Lewis G. Emmons (age 66) is President of Emmons Development Company, a real estate firm. Mr. Emmons has served as a director of ChoiceOne since April 2009 and previously from 1986 through 2006 and has served as a director of the Bank since 1978. Mr. Emmons is well qualified for service as a continuing director. He has over 33 years of experience as a director of ChoiceOne's bank and bank holding company and has extensive knowledge regarding the markets and customers that we serve. Mr. Emmons also has substantial experience in real estate development and financing.

Paul L. Johnson (age 61) is the owner and retired President of Falcon Resources, Inc. in Belmont, Michigan, a sales, engineering and design firm for the automotive and furniture industries. Mr. Johnson has been a director of ChoiceOne and the Bank since July 1999. Mr. Johnson has been a director of ChoiceOne Insurance Agencies, Inc. since November 2000 through December 2006. Mr. Johnson is well qualified for service as a continuing director by virtue of his extensive business and entrepreneurial experience and skills, including twelve years of experience as a director of ChoiceOne and the Bank. Mr. Johnson has significant knowledge of and experience with the markets and customers that we serve.

Roxanne M. Page (age 41) is a Certified Public Accountant and Partner with Beene Garter, LLP, an independently owned accounting and consulting firm. Ms. Page has been a director of ChoiceOne and the Bank since August 2010. Ms. Page is a director for the Wolverine World Wide YMCA Advisory Board and a former partner in S&R Properties, LLC. Ms. Page is well qualified for service as a continuing director by virtue of her substantial accounting and finance expertise and experience.

Continuing Directors with Terms Expiring in 2013

Frank G. Berris (age 63) is President and Chief Executive Officer of and owns American Gas & Oil, Inc., a distributor of petroleum products and operator of gas stations. Mr. Berris is also a member of the Michigan Petroleum Association/Michigan Association of Convenience Stores. Mr. Berris has been a director of ChoiceOne and the Bank since August 1991. Mr. Berris' qualifications as a continuing director of ChoiceOne include his record of executive leadership, history with the Bank, and familiarity with the markets and customers that we serve.

Stuart Goodfellow (age 67) owns Goodfellow Blueberry Farms and is the former owner of Goodfellow Vending Services, L.L.C., a vending company. Mr. Goodfellow is also past Vice President and a director of the Michigan Blueberry Growers Association. Mr. Goodfellow has been a director of ChoiceOne and the Bank since August 1991. Mr. Goodfellow is qualified to continue to serve as a director of ChoiceOne by virtue of his long history of service as a director to the Bank and the Company, his business and management experience, and his knowledge of the local agriculture and markets that we serve.

Gary Gust (age 66) has been a director of ChoiceOne and the Bank since the merger (the "Merger") of Valley Ridge Financial Corp. ("Valley Ridge") with and into ChoiceOne and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City State Bank ("Kent City") since 1991. Mr. Gust is the former President and sole shareholder of Gust Construction Company, a general contractor. Mr. Gust is also a partner in Tuffy Enterprises. Mr. Gust is well qualified to serve as a continuing director of ChoiceOne due to his nearly twenty years of experience as a director of the Company and community banks in West Michigan, his entrepreneurial experience, and his knowledge of the customers and markets that we serve.

Nels Nyblad (age 57) owns Nels Nyblad Family Farm LLC. Mr. Nyblad is a director of Nyblad Orchards, Inc., Cherry Growers Inc., Rossroy Enterprises, Nyblad Properties Grand Traverse, LLC., Nyblad Farms, and Michigan Agricultural Commodities Marketing Assn. Mr. Nyblad has been a director of ChoiceOne and the Bank since June 2008. Mr. Nyblad's qualifications as a continuing director include substantial business, agricultural, and entrepreneurial experience and experience as a director of several Michigan businesses.

Director Completing a Term of Office in 2011

Jon E. Pike (age 69) will conclude his service as a director for the Company at the expiration of his term of office. Mr. Pike was reappointed as Chairman of the Board of Directors of ChoiceOne and the Bank in May 2007. Mr. Pike is a Certified Public Accountant and Chairman of Beene Garter LLP, Certified Public Accountants, of Grand Rapids, Michigan. Mr. Pike previously served as Chairman of the Board of Directors from August 1998 until the Merger and has been a director of ChoiceOne and the Bank since September 1990. Mr. Pike serves as a director and chairman of Porter Hills Retirement Community and Services. As a Certified Public Accountant, Mr. Pike has demonstrated expertise with accounting and financial matters, auditing, and internal controls and procedures. Mr. Pike has twenty years of experience as a director of ChoiceOne and the Bank.

Executive Officers who are not Directors

Lee A. Braford (age 50) has been a Vice President of the Bank since September 2001 serving in various capacities, currently in Business Development, and an executive officer since January 2011. Mr. Braford was also employed by the Bank from 1980 to 1997. Mr. Braford serves on the board of the Sparta Community Foundation and previously served as its chairman.

Sheila Clark (age 55) has been a Senior Vice President of the Bank since January 2007, was a Vice President of the Bank since the Merger and, prior to that, was a Vice President of Valley Ridge Bank since June 1999. Ms. Clark has been employed by either the Bank or Valley Ridge Bank since July of 1982 serving in various management and executive capacities. Ms. Clark was employed by Sparta State Bank (now the Bank) from Fall 1973 to Spring 1979. Ms. Clark also serves as a director of Mid-Michigan Banking Group.

Mary J. Johnson (age 47) has been a Senior Vice President and Cashier of the Bank since December 2010 and a Vice President of the Bank since September 1998. Prior to that, Ms. Johnson was employed by the Bank in April 1985, serving in various management and executive capacities since April 1993. Ms. Johnson has been a director of ChoiceOne Insurance Agencies, Inc. since January 2011. Ms. Johnson serves as an officer of Johnson & Johnson Builders, Inc., a construction company. Ms. Johnson also serves as a director of the Sparta Chamber of Commerce.

Louis D. Knooihuizen (age 61) has been Senior Vice President, Commercial Loans of the Bank since December 2001. Mr. Knooihuizen was elected an officer of ChoiceOne Mortgage Company of Michigan from 2003 until December 2008. Prior to his employment with ChoiceOne, Mr. Knooihuizen was employed by Bank West, a commercial bank in Grand Rapids, Michigan, as Senior Vice President, Commercial Loans from 1999 to 2001 and by National City Bank, a commercial bank, as Vice President, Commercial Loans from 1995 to 1999. Mr. Knooihuizen also serves as a director of Sparta Rotary and Michigan Bankers Title and is a former director of Mid-Michigan Banking Group.

Thomas L. Lampen (age 55), a Certified Public Accountant, has been Vice President and Chief Financial Officer of the Bank since January 1992 and Treasurer of ChoiceOne since April 1987. Mr. Lampen has been the Treasurer of ChoiceOne Insurance Agencies, Inc. since January 1996 and the Treasurer of ChoiceOne Mortgage Company of Michigan from January 2002 until December 2008. Prior to his employment with ChoiceOne, Mr. Lampen was employed by Grant Thornton, a national accounting firm.

Michael E. McHugh (age 61) has been employed by the Bank as a Senior Vice President since the Merger. Prior to the Merger, Mr. McHugh was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1989. Mr. McHugh was Secretary, Treasurer and Chief Financial Officer of Valley Ridge. Mr. McHugh was also an Executive Vice President of Valley Ridge Bank (and, before the Consolidation, Kent City) since 1987. Mr. McHugh is owner of Drifty Banker Outfitters, LLC.

Linda R. Pitsch (age 63) was a director of ChoiceOne and the Bank from December 1994 until the Merger. Ms. Pitsch has served as Secretary of ChoiceOne and the Bank since February 1995. Ms. Pitsch also has served as Senior Vice President and Cashier of the Bank since January 1993. Ms. Pitsch has been an employee of the Bank since September 1969, serving in various management and executive capacities. Ms. Pitsch was a director of ChoiceOne Mortgage Company of Michigan and served as its Secretary from January 2002 until December 2008. Ms. Pitsch has been a director and Secretary of ChoiceOne Insurance Agencies, Inc. since December 1998. Ms. Pitsch is an adjunct instructor at Davenport University, and President and a director of Strawberry Pines Condominium Association.

Kelly Potes (age 49) has been Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. since January 2001and Senior Vice President of the Bank since January 2011. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001 and Vice President, Retail Services of the Bank from 1984 to 1998. Mr. Potes has been a director of ChoiceOne Insurance Agencies, Inc. since January 2001. Mr. Potes formerly served as a Trustee of the Sparta Board of Education.
Approval of Amended and Restated Employee Stock Purchase Plan

Background

The Board of Directors has approved, subject to shareholder approval, the Amended and Restated ChoiceOne Financial Services, Inc. Employee Stock Purchase Plan (the "Amended and Restated Plan"). The original Employee Stock Purchase Plan was approved by the Company's shareholders in 2002 (the "Original Plan").

The purpose of the Amended and Restated Plan is to encourage employees of ChoiceOne and its subsidiaries to promote the best interests of ChoiceOne and align the interests of employees with those of ChoiceOne's shareholders by permitting employees to purchase shares of ChoiceOne common stock at a price less than the market price. The purchase of stock through the Plan is intended to qualify as the exercise of an option granted under an employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code.

Changes to the Original Plan

The Amended and Restated Plan is identical to the Original Plan, except in two material respects:

1.          Increase in Authorized Shares.

The Plan would increase the authorized shares available for purchase by employees by 50,000 shares.

At the time of the Original Plan's adoption, 50,000 shares of ChoiceOne common stock were authorized for purchase. A total of 48,392 shares have been purchased by employees pursuant to the Original Plan. An additional 5,126 shares became available for issuance under the Original Plan as the result of a stock dividend declared by the Board of Directors in April 2005. Therefore, 6,734 shares remain available for purchase under the Original Plan.

If the Amended and Restated Plan is not approved by shareholders, the Company expects that all of the shares authorized for issuance under the Original Plan will be exhausted, resulting in the termination of the Original Plan.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to continue to enable our employees to continue to participate in the plan and provide ChoiceOne and its shareholders the benefits of the incentive inherent in the ownership of ChoiceOne's common stock by employees.

2.          Adjustment to Determination of Market Value.

The Original Plan requires the Personnel and Benefits Committee to determine the market value of the stock is determined by calculating the average bid and ask prices for the common stock on the applicable date. The Committee has observed that this pricing formula can create problems when reported bid and ask prices clearly do not reflect the actual prices at which the Company's common stock would be purchased and sold in an arm's length transaction. The Amended and Restated Plan would specify that the market value of the shares shall be determined by the Personnel and Benefits Committee in good faith, good faith, taking into account such factors as it considers advisable, including recent sales prices, and recent reported bid and ask prices.

The Board of Directors believes that this adjustment will help the Personnel and Benefits Committee determine the fair market value of the common stock to be purchased more accurately.

Description of Amended and Restated Plan

The following summarizes the principal features of the Plan. This summary is not complete and it is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Appendix A to this proxy statement.

Authorized Shares

If the Amended and Restated Plan is approved, 50,000 additional shares will be available for purchase, in addition to the 6,734 shares that remain available for purchase under the Original Plan. Taking into account the effect of a stock dividend in April 2005, a total of 105,126 shares would be reserved for issuance under the Amended and Restated Plan, but of those shares, 48,392 shares have already been issued and will not be available for purchase under the Amended and Restated Plan.

On March 1, 2011, the average of the bid and asked prices for shares of ChoiceOne common stock was $12.15 per share.

Eligible Employees

All active employees of ChoiceOne or its subsidiaries are eligible to participate in the Amended and Restated Plan, except those who (1) normally work 20 hours or less per week, (2) normally work not more than five months per year or (3) have been employed for less than one year. Presently, officers who have been employed for more than one year (currently 35 persons) and most of ChoiceOne's other employees (approximately 96 additional persons) could participate in the Amended and Restated Plan.

Purchase of ChoiceOne Stock

An employee who wishes to participate in the Amended and Restated Plan would authorize ChoiceOne to make regular payroll deductions from the employee's compensation to be used for the purchase of stock pursuant to the Amended and Restated Plan. Once payroll deductions begin, all of these deductions would be credited to the employee's "payroll deduction account" under the Amended and Restated Plan.

In the Amended and Restated Plan, the term "stock purchase date" means the last working day of each "option period" (each calendar quarter). On each stock purchase date, a participant is granted an option to purchase as many shares (including fractional shares) of ChoiceOne common stock as could be purchased with the funds that that participant had in his or her payroll deduction account on the "cut-off date", which is generally 20 days before the stock purchase date. This option is automatically exercised on the stock purchase date. Any option that is not exercised would automatically expire. No option may extend beyond the time limits specified in the Internal Revenue Code.

The purchase price of each share is 90% of the market value of shares of ChoiceOne common stock on the most recent cut-off date prior to the stock purchase date, unless the Personnel and Benefits Committee of the Board determines to use another price that is at least 85% of the market value of the common stock.

Limitations on Participation

The Amended and Restated Plan requires each participant to have amounts deducted from his or her pay for use under the Amended and Restated Plan according to minimum and maximum levels determined by the Personnel and Benefits Committee. However, in no event may a participant receive any option that would permit the participant's rights to purchase ChoiceOne common stock under the Amended and Restated Plan to accrue at a rate that exceeds $25,000 of fair market value of the stock in any one calendar year, and in no event could such option rights accrue at a rate that exceeds that permitted by the Internal Revenue Code.

In addition, no participant is granted option rights under the Amended and Restated Plan if the participant, immediately after receiving the grant of such option rights, would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of ChoiceOne or any of its subsidiaries.

Termination of Participation

A participant may elect at any time to withdraw from participation in the Amended and Restated Plan and withdraw the balance accumulated in his or her payroll deduction account upon proper notice to ChoiceOne. A participant who withdraws from the Amended and Restated Plan will not be permitted to again participate in the Amended and Restated Plan during the option period in which the withdrawal occurred or the following option period.

Generally, if a participant retires, dies, becomes disabled, terminates employment or is otherwise no longer eligible to participate in the Amended and Restated Plan, no further payroll deductions are made for that participant, and the balance in the participant's payroll deduction account is paid to the participant or, in the event of the participant's death, his or her estate or beneficiaries. Furthermore, certificates for the number of whole shares that the participant purchased under the Amended and Restated Plan, as well as the cash value of the fractional shares that the participant purchased under the Amended and Restated Plan, are forwarded to the participant upon request, or in the event of the participant's death, automatically to his or her estate or beneficiaries.

Transfer and Assignment

Rights under the Amended and Restated Plan are not transferable by a participant other than by will or the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant.

Federal Tax Consequences of the Amended and Restated Plan

The following discussion of the tax consequences of the Amended and Restated Plan assumes that stock will be sold under the Amended and Restated Plan at 90% of the market value on a stock purchase date.

A participant will not recognize income upon enrolling in the Amended and Restated Plan or upon purchasing shares of common stock pursuant to the Amended and Restated Plan. Ordinarily, a participant will not recognize income until the shares are sold or otherwise disposed of by the participant or the participant dies while owning the shares. If a participant sells or otherwise disposes of the stock prior to satisfying the two-year holding period described above, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) 10% of the fair market value of the stock on the stock purchase date or (2) the excess of the fair market value of the stock on the date of sale or disposition over the amount paid for the stock. Any additional gain or loss will be a capital gain or loss.

If a participant sells or otherwise disposes of the stock prior to satisfying the statutory holding period above, then the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the stock purchase date over the amount paid for the stock. Any additional gain or loss on such sale or other disposition will be a capital gain or loss.

If a participant owns stock purchased under the Amended and Restated Plan at death, the participant's estate will recognize ordinary income in the year of death equal to the lesser of (1) 10% of the fair market value of the stock on the stock purchase date or (2) the excess of the fair market value of the stock on the date of death over the amount paid for the stock.

The offer, purchase or sale of common stock under the Amended and Restated Plan will have no tax consequences to ChoiceOne, except that ChoiceOne will be entitled to a deduction equal to the amount of ordinary income recognized by a participant upon a sale or disposition of stock prior to satisfying the two-year holding period described above.

Tax Withholding

The Amended and Restated Plan provides that ChoiceOne may make provisions for the withholding of any taxes or the payment of any taxes that ChoiceOne may be required to withhold or pay in connection with an employee's participation in the Amended and Restated Plan.

Administration of the Amended and Restated Plan

The Amended and Restated Plan is administered by the Personnel and Benefits Committee of the Board of Directors or any other committee that the Board may designate. The Amended and Restated Plan allows the committee to delegate certain responsibilities to others, including ChoiceOne employees.

Amendment and Termination of the Amended and Restated Plan

The Personnel and Benefits Committee or the Board could amend the Amended and Restated Plan at any time and could also terminate the Amended and Restated Plan at any time.

Effective Date of the Plan

The first option period under the Original Plan took place on July 1, 2002. If the Amended and Restated Plan is approved, then the first option period under the Amended and Restated Plan is expected to begin on July 1, 2011. If the Amended and Restated Plan is not approved, then the Original Plan will continue.

Benefits Payable

The benefits under Amended and Restated Plan will depend, among other things, on the fair market value of the Company's common stock at various dates and the elections of eligible participants. As such, the benefits to be received under the Amended and Restated Plan by participants are not presently determinable and the benefits that would have been received had the Amended and Restated Plan been in effect for the most recent fiscal year are similarly not determinable. Because officers and employees of ChoiceOne and its subsidiaries may elect to participate in the Amended and Restated Plan, they may be considered to have an interest in the Amended and Restated Plan.

Registration of Shares

ChoiceOne intends to register the additional shares of common stock covered by the Amended and Restated Plan under the Securities Act of 1933 before any such shares are issued under the Amended and Restated Plan.

Your Board of Directors recommends that you
vote FOR approval of the Amended and Restated Employee Stock Purchase Plan.
Ratification of Selection of Independent Registered Public Accounting Firm

ChoiceOne's Audit Committee has approved the selection of Plante & Moran PLLC as the Company's independent registered public accounting firm to audit the financial statements of ChoiceOne and its subsidiaries for 2011, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Plante & Moran PLLC to serve as the Company's independent auditors for the year ending December 31, 2011.

More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Registered Public Accounting Firm," and "Audit Committee Report."

If the shareholders do not ratify the selection of Plante & Moran PLLC, the Audit Committee will consider a change in auditors for the next year.

Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Plante & Moran PLLC as our independent auditors for 2011.
Corporate Governance

Independence

The Board of Directors has determined that the following 13 of its 14 directors meet the applicable Nasdaq Stock Market ("Nasdaq") standards for independence (including the heightened independence criteria applicable to audit committee members under the Nasdaq and Securities and Exchange Commission ("SEC") independence standards), have no material relationship with ChoiceOne, and therefore are independent:

          Jerome B. Arends
          Frank G. Berris
          K. Timothy Bull
          William F. Cutler, Jr.
          Lewis G. Emmons
          Stuart Goodfellow
          Gary Gust
          Paul L. Johnson
          Dennis Nelson
          Nels W. Nyblad
          Roxanne M. Page
          Jon E. Pike
          Donald VanSingel

In making this determination, the Board of Directors considered the performance of maintenance services for the Bank by Mr. Arends, construction services provided by a company owned by Mr. Gust, and rental payments made to a company owned by Mr. Berris. In all such cases, the amounts paid by the Bank were below the materiality thresholds set by Nasdaq rules.

Committees of the Board of Directors

The Board of Directors has established the following four standing committees:
•	Audit Committee
•	Executive and Loan Review Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee reviews their fees for audit and non-audit services and the scope and results of audits performed by them. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr., Dennis Nelson, Nels Nyblad, Roxanne M. Page and Donald VanSingel serve on the Audit Committee. ChoiceOne has designated Mr. Pike and Ms. Page as its audit committee financial experts as defined by the SEC. All of the members of the Audit Committee are "independent" directors as defined by the rules of the SEC and the Nasdaq Marketplace Rules. The Audit Committee met 4 times during 2010.

Executive and Loan Review Committee. The Executive and Loan Review Committee reviews all aspects of the Bank's loan activity, including new loans of $25,000 or more, problem or other loans identified by examiners, loans 60 days or more past due and non-accrual loans. The Executive and Loan Review Committee also approves loan charge-offs and extensions of credit of up to 15% of the capital and surplus of the Bank. The Executive and Loan Review Committee may also act in other capacities if the Board of Directors so authorizes. As of the date of this proxy statement, Jerome Arends (Chairman), James A. Bosserd, Frank Berris, Stuart Goodfellow, Gary Gust, William F. Cutler, Jr., and Paul Johnson serve on the Executive and Loan Review Committee. There are no requirements that members of this committee be "independent." The Executive and Loan Review Committee met 12 times during 2010.

Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr., Donald VanSingel, and Jerome Arends (as of January 1, 2011) serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are "independent" directors as defined by Nasdaq Marketplace Rules. The Governance and Nominating Committee met three times during 2010.

Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:
•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;
•	Administers the equity plans of ChoiceOne that are approved by the Board of Directors;
•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;
•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;
•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;
•

While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation; and

•

While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found in the Investor Relations Section of ChoiceOne's website at www.choiceone.com. All of the members of the Personnel and Benefits Committee are "independent" directors as defined by Nasdaq Marketplace Rules. As of the date of this proxy statement, Donald VanSingel (Chairman), Stuart Goodfellow, and Dennis Nelson serve on the Personnel and Benefits Committee. James A. Bosserd attends meetings but is not a member of this committee. The Personnel and Benefits Committee met twice during 2010.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure is preferred by a significant number of the Company's shareholders.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Executive and Loan Review Committee and the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Governance and Nominating Committee by communicating with the committee as described under the heading "Communicating with the Board of Directors." The Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:
•	be chosen without regard to sex, race, religion or national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and
•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

To make a direct shareholder nomination, you must send a notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:

•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;
•	a statement that the nominee is willing to be nominated and to serve; and

•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.

You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.

Board Meetings and Attendance

During 2010, the ChoiceOne Board of Directors held 12 regular meetings and one special meeting. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year during the periods that they served.

Annual Meeting Attendance

ChoiceOne expects all of its directors to attend the annual meeting. In 2010, all directors attended the annual meeting except Frank Berris.

Communicating with the Board of Directors

Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Linda R. Pitsch, Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable members of the Board of Directors.

Ownership of ChoiceOne Common Stock

Ownership of ChoiceOne Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2010, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock (1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power (2)	Shares Underlying Unexercised Options	Total Beneficial Ownership	Percent of Class
Jerome B. Arends	35,717	22,619		58,336	1.8%
Frank G. Berris	26,034			26,034	*
James A. Bosserd	6,244	6,358	16,952	29,554	*
K. Timothy Bull	62,612	4,102		66,714	2.0%
William F. Cutler, Jr.		44,519		44,519	1.4%
Lewis G. Emmons	16,047			16,047	*
Stuart Goodfellow	55,880	11,351		67,231	2.0%
Gary Gust	58,021			58,021	1.8%
Paul Johnson		40,698		40,698	1.2%
Dennis Nelson	8,202			8,202	*
Nels Nyblad	6,647	14,752		21,399	*
Jon E. Pike	5,080	34,970		40,050	1.2%
Roxanne M. Page	100			100	*
Donald VanSingel	600	12,231		12,831	*
Michael McHugh	30,022	3,400	1,500	34,922	1.1%
Kelly Potes	491	5,817	4,626	10,934	*
All directors, nominees for director and executive officers as a group (3)	328,850	333,233	49,232	685,161	20.9%
*Less than 1%.
(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)

Total beneficial ownership includes 142,478 shares of ChoiceOne common stock held by the ChoiceOne Bank 401(k) and Employee Stock Ownership Plan in the accounts of employees, of which executive officers of ChoiceOne are administrators. Of the 142,478 shares of ChoiceOne common stock in this plan, the directors and executive officers have included 35,541 shares in this table as beneficially owned with sole voting and dispositive power. The remaining 106,937 shares are reported as beneficially owned with shared voting or dispositive power and the officers and directors disclaim beneficial ownership of such shares.

Five Percent Shareholders

No person or group is known to ChoiceOne to be a beneficial owner of 5% or more of ChoiceOne's outstanding shares of common stock as of March 1, 2011.
Executive Compensation

Summary of Executive Compensation

The following table shows certain information concerning the compensation earned by the Chief Executive Officer and each of ChoiceOne's two most highly compensated executive officers who served in positions other than Chief Executive Officer (together, the "named executive officers") during the fiscal year ended December 31, 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	All Other Compensation	Total
James A. Bosserd President and Chief Executive Officer of ChoiceOne and Bank	2010 2009	$ 228,986 224,900	$ 8,381 1,097	$ 237,367 225,997
Michael McHugh Senior Vice President of Bank Vice President of ChoiceOne	2010 2009	$ 133,025 131,059	$ 5,728 1,097	$ 138,753 132,156
Kelly Potes Senior Vice President of Insurance	2010 2009	$ 131,283 120,942	$ 4,451 150	$ 135,735 121,092

(1)	The amount reported includes directors' fees paid to Mr. Bosserd totaling $14,700 in 2010 and $14,300 in 2009.

Employment Contracts

As an inducement for Mr. Bosserd's agreement to serve as a director and President and Chief Executive Officer of ChoiceOne and the Bank, ChoiceOne entered into a three-year employment agreement with Mr. Bosserd in 2007 that extends each year for one additional year, unless either ChoiceOne or Mr. Bosserd provides notice of termination. Under this agreement, ChoiceOne agreed to:
•	pay Mr. Bosserd a salary of $160,000 per year as may be adjusted, less taxes and withholdings, plus possible bonuses;
•	pay Mr. Bosserd the regular director's fee for attending Board meetings;
•	provide Mr. Bosserd with an automobile allowance of $600 per month;
•	reimburse Mr. Bosserd for all documented business expenses;
•	continue to pay Mr. Bosserd his base salary for the remainder of the term if Mr. Bosserd is terminated, without cause, or quits for "good reason" following a change in control of ChoiceOne;
•	provide Mr. Bosserd with thirty sick and personal days per year; and
•	provide Mr. Bosserd with the same health and other employee benefits provided to other executive employees of ChoiceOne and the Bank.

Mr. Bosserd agreed not to compete with ChoiceOne or the Bank during the term of his employment agreement unless his employment is terminated by the Company without cause or by Mr. Bosserd for "good reason" after a change in control.

401(k) Plan

The ChoiceOne Bank 401(k) and Employee Stock Ownership Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

The purpose of the 401(k) plan is to permit Bank employees, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, the Bank may contribute discretionary matching and/or employee stock ownership plan payments to the 401(k) plan. If the Bank contributes matching and/or employee stock ownership plan payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's vesting service. The Bank has generally made a contribution to the 401(k) plan each year; a discretionary match was made for 2010.

The employee stock ownership plan provisions provide that the 401(k) plan, in part, is designed to invest primarily in stock of ChoiceOne.

Termination and Change in Control Provisions

Mr. Bosserd's employment agreement provides that after a "change in control," in the event that Mr. Bosserd's employment is terminated without cause or Mr. Bosserd terminates his employment for "good reason," then Mr. Bosserd will be entitled to continuation of his salary and benefits through the term of his employment agreement. Good reason is defined in the agreement to include, among other things, a material demotion, assignment of duties inconsistent with Mr. Bosserd's status as President and Chief Executive Officer, a relocation of Mr. Bosserd, failure of ChoiceOne to elect Mr. Bosserd as Chief Executive Officer of ChoiceOne or the Bank, or a material breach by ChoiceOne of any provision of the agreement. Under Mr. Bosserd's agreement, a change in control is deemed to have occurred as of the first day that there is a change in the ownership, the effective control, or the ownership of a substantial portion of ChoiceOne's assets. The Personnel and Benefits Committee believes the "double trigger" of requiring both a change in control and termination of employment provides an appropriate balance of protection for both ChoiceOne and Mr. Bosserd.

ChoiceOne has an Executive Employee Salary Continuation Agreement with Mr. McHugh. The Agreement was originally executed between Valley Ridge and Mr. McHugh prior to the Merger. The agreement provides for payments to Mr. McHugh in the event of his retirement, disability, or termination. Under the agreement, if Mr. McHugh retires after reaching age 60, ChoiceOne will pay him $9,100 per year in monthly installments for a period of 15 years (or 180 monthly payments). The Board of Directors may, in its discretion, increase the benefit in subsequent years to adjust for inflation. If Mr. McHugh retires after reaching age 65, his annual payment will be increased by five percent per year, prorated monthly, for each month that he defers his retirement beyond the full retirement date.

Mr. McHugh's Salary Continuation Agreement provides for certain benefits payable to him upon termination of his employment before reaching age 60 under certain circumstances, including following a change in control of ChoiceOne. Because Mr. McHugh has reached age 60, these provisions are no longer relevant.

If Mr. McHugh dies prior to the commencement of benefits under the agreement, then his beneficiary will receive a survivor's benefit of $758.33 per month for 180 months. If he dies after the commencement of benefits, then any remaining benefits will be paid to his beneficiary.

ChoiceOne has granted certain stock options pursuant to the Executive Stock Incentive Plan that are subject to accelerated full vesting upon a change in control of ChoiceOne.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each named executive officer outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James A. Bosserd	276 276 275 275 394 394 394 393 657 656 656 656 788 788 787 787 625 625 625 625 750 750 750 750 750 750 750	750	$13.04 13.04 13.04 13.04 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 21.43 18.85 18.85 18.85 18.85 17.95 17.95 17.95 17.95 13.50 13.50 13.50 13.50

2/20/12
2/20/12
2/20/12
2/20/12
1/15/13
1/15/13
1/15/13
1/15/13
1/21/14
1/21/14
1/21/14
1/21/14
1/19/15
1/19/15
1/19/15
1/19/15
1/17/16
1/17/16
1/17/16
1/17/16
1/17/17
1/17/17
1/17/17
1/17/17
1/23/18
1/23/18
1/23/18
1/23/18

Michael McHugh	375 375 375	375	13.50 13.50 13.50 13.50	1/23/18 1/23/18 1/23/18 1/23/18

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Kelly Potes	138 138 138 137 132 131 131 131 132 131 131 131 132 131 131 131 125 125 125 125 250 250 250 250 250 250 250	250	$13.04 13.04 13.04 13.04 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 21.43 18.85 18.85 18.85 18.85 17.95 17.95 17.95 17.95 13.50 13.50 13.50 13.50

2/20/12
2/20/12
2/20/12
2/20/12
1/15/13
1/15/13
1/15/13
1/15/13
1/21/14
1/21/14
1/21/14
1/21/14
1/19/15
1/19/15
1/19/15
1/19/15
1/17/16
1/17/16
1/17/16
1/17/16
1/17/17
1/17/17
1/17/17
1/17/17
1/23/18
1/23/18
1/23/18
1/23/18

(1)	The following table sets for the vesting dates for unvested option awards to each named executive officer as of December 31, 2010:

Executive Officer	Vesting Date	Number of Options Vesting
James A. Bosserd	1/24/11	750
Michael McHugh	1/24/11	375
Kelly Potes	1/24/11	250

Option Exercises

None of the named executive officers exercised any options during 2010.

Pension Benefits

ChoiceOne's named executive officers do not participate in a defined benefit pension plan.

Director Compensation

The following table provides information concerning the compensation of directors for ChoiceOne's last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Jerome B. Arends	$15,200		$$15,200
Frank G. Berris	14,150		14,150
K. Timothy Bull	14,950		14,950
William F. Cutler, Jr. (1)	16,100		16,100
Lewis G. Emmons	12,250		12,250
Stuart Goodfellow (1)	16,150		16,150
Gary Gust	14,900		14,900
Paul L. Johnson	15,450		15,450
Dennis Nelson	16,200		16,200
Nels W. Nyblad (1)	15,300		15,300
Jon E. Pike (1)(2)	17,150		17,150
Roxanne M. Page (3)	6,133		6,133
Donald VanSingel	15,600		15,600

(1)

Directors may elect to use fees otherwise payable in cash to instead receive stock awards pursuant to the Directors Stock Purchase Plan described in the narrative below. For 2010, Messrs. Cutler, Goodfellow, Nyblad and Pike each elected to receive 100% of their fees in the form of ChoiceOne stock.

(2)	Mr. Pike is not standing for re-election to the board at the 2011 Annual Meeting of Shareholders.
(3)	Ms. Page joined the Board of Directors on August 26, 2010.

Directors who were not employees of ChoiceOne or the Bank received $150 per meeting of any committee of the Board of Directors on which they served. During 2010, the Bank compensated its directors at the rate of $700 per meeting attended. During 2010, the Bank compensated its directors with a retainer rate of $4,000 per director, $4,000 for the President, and $5,500 for the Chairman while ChoiceOne compensated its directors with a retainer rate of $1,000 per director, $1,600 for the President, and $1,600 for the Chairman. For 2011, directors who are not employed by ChoiceOne or the Bank will receive $300 per meeting of any committee of the Board of Directors on which they serve. For 2011, the director meeting compensation and ChoiceOne retainer compensation rates will remain the same while the Bank will compensate its directors with a retainer rate of $5,000 per director, $5,000 for the President, and $6,500 for the Chairman.

Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50%, 75% or 100% of his or her director fees in the form of ChoiceOne common stock. On each quarterly payment date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock determined by a poll of ChoiceOne's market makers on the last day of the month preceding the quarterly payment date.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2010.

Triggering Event and Payments/Benefits	James A. Bosserd	Michael McHugh	Kelly Potes
Change in Control (1)(2)(3)	$ 640,714	$ 136,500	0
Termination (4)	0	136,500	0
Death (5)(6)	214,286	136,500	131,264

(1)

Upon a change in control of ChoiceOne, the executives' outstanding options become fully vested. On December 31, 2010, the closing price of ChoiceOne common stock was below the exercise price for all unexercisable options held by the named executive officers. Accordingly, no value is included in the table for such options.

(2)

The payments and benefits are triggered after certain terminations of employment following a change in control of ChoiceOne, which are discussed under the heading "Termination and Change in Control Provisions."

(3)

The payments to Mr. Bosserd under his employment agreement and to Mr. McHugh under his Executive Employee Salary Continuation Agreement after a change in control are limited by Section 280G of the Code. The amount shown in the table for Mr. Bosserd reflects this limitation.

(4)

Assumes termination does not follow a change in control. See the discussion regarding Mr. McHugh's Executive Employee Salary Continuation Agreement under the heading "Termination and Change in Control Provisions" in this Proxy Statement.

(5)	The amount reported for Mr. McHugh represents 180 monthly payments of the monthly benefit payable to him under his Executive Employee Salary Continuation Agreement.
(6)	The Bank obtained Bank Owned Life Insurance on key executives and, if the executive dies while still working for the Bank, the estate will receive one full year of compensation.

Audit Committee Report

The Audit Committee reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2010 included in the 2010 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has also reviewed with ChoiceOne's independent auditors - who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles - the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.

After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Respectfully submitted,

Jon E. Pike (Chair)
William F. Cutler, Jr.
Dennis Nelson
Nels W. Nyblad
Roxanne M. Page
Donald VanSingel
Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of ChoiceOne and persons who beneficially own more than 10% of the outstanding shares of its common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the SEC. SEC regulations require such persons to furnish ChoiceOne with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2010 through December 31, 2010, except that one transaction reporting the purchase of stock by Mr. Pike was filed one day late on November 16, 2010.

Transactions with Related Persons

Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with the Bank in the ordinary course of business between January 1, 2010, and December 31, 2010. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Frank G. Berris, a director of ChoiceOne and the Bank, owns all of the equity interest of JFB Real Estate, LLC ("JFB"). In 2004, the Bank entered into a lease with JFB for the portion of a building housing the Bank's Appletree Branch for a period of three years, with options to extend the lease for five additional three-year terms. The Bank exercised its option to extend the lease in 2007 and again in 2010. The current term of the lease will expire on September 30, 2013 unless the Bank exercises its option to extend. The Bank made payments to JFB under the lease totaling $48,734 in 2010, and is obligated to make lease payments of $125,994 in the aggregate for the period beginning on January 1, 2011 and ending on September 30, 2013.

Independent Registered Public Accounting Firm

Plante & Moran, PLLC ("Plante Moran"), has been selected to serve as ChoiceOne's principal accountant for 2011. Plante Moran also served as ChoiceOne's principal accountant for 2010.

Representatives of Plante Moran are not expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions. In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.

The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.

Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2009 and 2010 were pre-approved pursuant to this policy.

Audit Fees. ChoiceOne paid to Plante Moran $90,000 during 2010 and $87,000 during 2009 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.

Audit-Related Fees. ChoiceOne paid to Plante Moran $10,000 during 2010 and $10,000 during 2009 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under "Audit Fees" above.

Tax Fees. ChoiceOne paid to Plante Moran $11,000 during 2010 and $11,000 during 2009 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.

All Other Fees. ChoiceOne paid to Plante Moran $400 for TDR consultation during 2010 and $0 during 2009 for services other than those services described above.

Shareholder Proposals

If you would like a proposal to be presented at the 2012 annual meeting of shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by November 28, 2011 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2012 annual meeting of shareholders must similarly be received by ChoiceOne by November 28, 2011.

Form 10-K Report Available

ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Thomas L. Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

Appendix A

CHOICEONE FINANCIAL SERVICES, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED AND RESTATED

SECTION 1
PURPOSE OF PLAN

          The purpose of the ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan is to encourage Employees of the Company and the Company's Subsidiaries to promote the best interests of the Company and to align the interests of Employees with the Company's shareholders by permitting Eligible Employees to purchase shares of the Company's Common Stock, at a price less than the Market Value of the Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as, an employee stock purchase plan under Section 423 of the Code.

SECTION 2
DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Board" means the Board of Directors of the Company.

2.2

"Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.3

"Committee" means the Personnel and Benefits Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended.

2.4	"Common Stock" means the Common Stock of the Company.

2.5	"Company" means ChoiceOne Financial Services, Inc., a Michigan corporation, and its successors and assigns.

2.6	"Cut-Off Date" means the date on which the Company determines the funds in each Participant's Payroll Deduction Account, which funds shall be used to purchase shares of Common Stock on the next succeeding Stock Purchase Date pursuant to the Plan. Unless otherwise determined by the Committee, the Cut-Off Date shall be the twentieth day prior to the end of each Option Period during the term of the Plan or, if such day is not a working day, the next succeeding working day.

2.7	"Dividend Reinvestment Plan" means the ChoiceOne Financial Services, Inc. Dividend Reinvestment Plan, as amended from time to time.

2.8

"Election Form" means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee's behalf under the Plan.

2.9

Subject to Section 5 below, "Eligible Employees" means all present and future active Employees of the Company and its Subsidiaries, except (a) Employees whose customary employment by the Company or its Subsidiaries is (i) 20 hours or less per week or (ii) not more than five months in any calendar year and (b) Employees who have been employed by the Company or a Subsidiary for less than one year.

2.10	"Employee" means an employee of the Company or its Subsidiaries.

2.11

"Investment Sharebuilder Account" means the book-entry account established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

2.12

"Market Value" of a share of Common Stock as of any Stock Purchase Date or other applicable date means: (a) if the Common Stock is listed for trading on The Nasdaq Stock Market or one or more national securities exchanges, the last reported sales price on the most recent Cut-Off Date prior to such Stock Purchase Date or other applicable date, or if the Common Stock shall not have been traded on the principal exchange on such Cut-Off Date, the last reported sales price on the first day before such Cut-Off Date on which Common Stock was so traded; (b) if the security is not so listed for trading, the fair market value determined by the Committee in good faith, taking into account such factors as it considers advisable. Factors that the Committee may, but need not, consider include, without limitation, the prices at which recent sales of Common Stock have been made, and the most recent reported bid and asked prices of the Common Stock as reported by the Company's market makers on the applicable date.

2.13	"Option Period" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.

2.14	"Participant" means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

2.15

"Payroll Deduction Account" means the administrative record keeping account established on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.16

"Permanent Disability" or "Disability" means an inability of a Participant to perform his or her employment duties due to physical or mental disability such that the Participant would qualify for benefits under the Company's disability benefits program.

2.17	"Plan" means the ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.18	"Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participant on a Stock Purchase Date, as determined under Section 8.1 below.

2.19

"Retirement" means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed six (6) years of service with the Company or its Subsidiaries.

2.20

"Stock Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.

2.21

"Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, now or in the future.

SECTION 3
ADMINISTRATION

          3.1          General. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company and its Subsidiaries. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the

Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Participants under the Plan a total of 105,126 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares repurchased by the Company. [NOTE: the proposed amendment would increase the maximum total number of shares of common stock that may be issued under the Plan by 50,000 shares. The text presented above reflects the proposed amendment and the effect of the Company's April 2005 stock dividend, which increased the number of shares available for issuance under the Plan by 5,126 shares pursuant to Section 4.2 of the Plan.]

          4.2          Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustments shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

SECTION 5
ELIGIBILITY

          Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee. No Eligible Employee shall be granted option rights under the Plan if such Employee, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

SECTION 6
PARTICIPATION AND WITHDRAWAL

          6.1          Election Form; Changes to Election Form.

          (a)          Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Such Eligible Employee shall become a Participant as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least twenty working days prior to the beginning of the first day of that Option Period. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participant's periodic compensation during the time he or she is a Participant.

          (b)          Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant's participation terminates, the Election Form is modified or the Plan is terminated. A Participant may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company no later than twenty working days prior to the beginning of an Option Period. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant's payroll beginning with the first pay date to occur during the next Option Period. A Participant may not increase or decrease his or her payroll deductions during any Option Period.

          6.2          Withdrawal. A Participant may elect at any time to withdraw from participation in the Plan by written notice delivered to the Company no later than twenty working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participant, (a) the Participant shall cease to be a Participant, (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions that occur on or after twenty days after his or her withdrawal notice is delivered to the Company are concerned, and (c) the amount in his or her Payroll Deduction Account, as well as any payroll deductions made after such withdrawal notice becomes effective, shall be returned to him or her. Furthermore, upon the former Participant's written request, (i) a certificate for the whole shares of Common Stock credited to the former Participant's Investment Sharebuilder Account at any time after the withdrawal notice becomes effective shall be forwarded to the former Participant and (ii) the dollar amount of any remaining fractional shares of Common Stock credited to the former Participant's Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the later of the date the former Participant's request is delivered to the

Company or the date on which the withdrawal notice becomes effective, shall be returned to him or her. An Eligible Employee who has withdrawn from the Plan shall not be eligible for reinstatement as a Participant during the Option Period in which such withdrawal occurs or for the following Option Period.

          Except as otherwise provided in Section 9 below, if a Participant ceases to be an Eligible Employee, (a) the Participant shall cease to be a Participant, (b) no further payroll deductions that occur on or after twenty days after the date the Participant ceases to be an Eligible Employee shall be made on his or her behalf and (c) the amount in his or her Payroll Deduction Account, as well as any payroll deductions that occur on or after twenty days after the date the Participant ceases to be an Eligible Employee, shall be returned to him or her. Furthermore, upon the former Participant's written request, (i) a certificate for the whole shares of Common Stock credited to the former Participant's Investment Sharebuilder Account at any time after twenty days after the date the Participant ceases to be an Eligible Employee shall be forwarded to the former Participant and (ii) the dollar amount of any remaining fractional shares of Common Stock credited to the former Participant's Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the later of the date the former Participant's request is delivered to the Company or the date that is twenty days after the date the Participant ceases to be an Eligible Employee, shall be returned to him or her.

SECTION 7
PAYROLL DEDUCTIONS

          7.1          Payroll Deduction Account. The Company and its Subsidiaries will maintain a Payroll Deduction Account for each Participant. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant's Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant's Payroll Deduction Account, unless the Committee otherwise consents in writing. No Participant shall be entitled to any interest on amounts held in his or her Payroll Deduction Account.

          7.2          Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than Ten Dollars ($10) or more than One Hundred Twenty-five Dollars ($125) for each pay period, or such other amount(s) as the Committee may determine in its sole discretion from time to time. Any such limit established by the Committee shall comply with the requirements of Section 423 of the Code.

SECTION 8
PURCHASE OF COMMON STOCK; INVESTMENT SHAREBUILDER ACCOUNTS

          8.1          Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be ninety percent (90%) of the Market Value of the Common

Stock as of that Stock Purchase Date, rounded to the nearest whole cent, or such other price that the Committee may determine in its sole discretion from time to time that is at least eighty-five percent (85%) of such Market Value.

          8.2          Method of Purchase and Investment Sharebuilder Accounts.

          (a)          Except as otherwise provided herein, each Participant having funds in his or her Payroll Deduction Account on a Cut-Off Date shall be, without any further action, granted an option on the next succeeding Stock Purchase Date to purchase the number of shares (including fractional shares) of Common Stock which the funds in his or her Payroll Deduction Account on such Cut-Off Date could purchase on such Stock Purchase Date, and each such Participant shall, without any further action, be deemed to have exercised such option on such Stock Purchase Date. Options that are not exercised automatically shall expire immediately and in no event shall any option be exercisable beyond the periods specified in Section 423(b)(7) of the Code. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall terminate.

          (b)          All shares purchased under the Plan shall be maintained in Investment Sharebuilder Accounts for Participants under the terms of the Dividend Reinvestment Plan. Any cash dividends paid with respect to the shares in a Participant's Investment Sharebuilder Account shall be applied to the Participant's Investment Sharebuilder Account for the purchase of shares (including fractional shares) of Common Stock pursuant to the terms of the Dividend Reinvestment Plan, and shares so purchased shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Any non-cash dividends paid with respect to the shares in a Participant's Investment Sharebuilder Account shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account.

          8.3          Limitation on Value of Common Stock to be Purchased. A Participant shall not have and may not exercise any option that would permit the Participant's rights to purchase Common Stock under the Plan to accrue at a rate that exceeds Twenty-five Thousand Dollars ($25,000) of Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

          8.4          Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participant or, if so indicated on such Participant's Election Form, in his or her name jointly or as tenants in common with a member of the Participant's family, with right of survivorship. With the Committee's consent, a Participant may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participant's Investment Sharebuilder Account upon death or (b) transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participant.

          8.5          Rights as a Shareholder. After a Participant's Payroll Deduction Account has been charged with the amount of the Purchase Price on a Stock Purchase Date, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to shares purchased under the Plan and held in his or her Investment Sharebuilder Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participant's participation in the Plan, a Participant may withdraw the whole shares in his or her Investment Sharebuilder Account at any time upon written notice to the Company. Participants will be notified as to the amount and status of their Payroll Deduction Accounts and Investment Sharebuilder Accounts at the same times and in the same manner as shareholders receive similar notices under the Dividend Reinvestment Plan, and in no event less than annually.

SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

          9.1          Death. If a Participant dies during an Option Period, no further contributions on behalf of the deceased Participant shall be made, and certificates for any whole shares in the deceased Participant's Investment Sharebuilder Account will be delivered to the deceased Participant's beneficiary or such other person designated on the Election Form, along with the dollar amount of any remaining fractional shares of Common Stock credited to the Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the date of the Participant's death. Furthermore, the executor or administrator of the deceased Participant's estate may elect to withdraw the balance in the Participant's Payroll Deduction Account by notifying the Company in writing at least ten working days before the Cut-Off Date in respect of such Option Period. If no timely election to withdraw has been made, the balance accumulated in the deceased Participant's Payroll Deduction Account on such Cut-Off Date shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan on the next succeeding Stock Purchase Date. Promptly following such Stock Purchase Date, certificates for any whole shares in the deceased Participant's Investment Sharebuilder Account will be delivered to the deceased Participant's beneficiary or such other person designated on the Election Form, along with the dollar amount of any remaining fractional shares of Common Stock credited to the Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on such Stock Purchase Date.

          9.2          Retirement or Permanent Disability. If, during an Option Period, a Participant (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participant shall be made. A Retired or Disabled Participant may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least ten working days before the Cut-Off Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participant's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan on the next succeeding Stock Purchase Date. Upon the Participant's written request, certificates for whole shares credited to the Participant's Investment Sharebuilder

Account, along with the dollar amount of any remaining fractional shares of Common Stock credited to Participant's Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the later of the date that the written request is delivered to the Company or the date on which the withdrawal request becomes effective, will be forwarded to the Participant. If a Retired or Disabled Participant dies during the Option Period of such Participant's Retirement or Permanent Disability and such Participant shall not have notified the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participant's estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

SECTION 10
GENERAL PROVISIONS

          10.1          Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participant.

          10.2          Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without appropriate approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code. Any amendments to the Plan required under the Code to be approved by the Company's shareholders shall not become effective unless and until such shareholder approval is obtained in accordance with the requirements of the Code.

          10.3          Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate at the earliest of (a) when all shares of Common Stock reserved under the Plan have been purchased or (b) at any time, at the discretion of the Committee or the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, (i) all amounts in a Participant's Payroll Deduction Account shall be returned to such Participant and (ii) upon a Participant's written request to the Company, certificates for all whole shares of Common Stock held in such Participant's Investment Sharebuilder Account shall be forwarded to such Participant, along with the dollar amount of any remaining fractional shares of Common Stock credited to such Participant's Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the date such Participant's written request is delivered to the Company. Any fractional shares remaining in such Participant's Investment Sharebuilder Account shall thereupon be cancelled.

          10.4          Governing Law; Compliance with Law. The Plan shall be construed in accordance with the laws of the state of Michigan and applicable federal law. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The

Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participant's participation in the Plan.

          10.5          Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

          10.6          Effective Dates. Subject to shareholder approval at the 2002 Annual Meeting of Shareholders, the first Option Period under the Plan shall commence on July 1, 2002 and end on September 30, 2002, unless the Committee determines that the first Option Period should be later. If the Company's shareholders do not approve the Plan at the 2002 Annual Meeting of Shareholders, the Plan shall terminate.

          10.7          Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

          10.8          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

CHOICEONE FINANCIAL SERVICES, INC.

P R O X Y	109 East Division Sparta, Michigan 49345 Annual Meeting of Shareholders - April 28, 2011	P R O X Y

          The undersigned shareholder appoints James A. Bosserd, Jon E. Pike, and Linda R. Pitsch, or any of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of ChoiceOne Financial Services, Inc. referred to above and any adjournment of that meeting, on all matters that come before the meeting.
1.	Election of Directors

	[ ]	FOR all nominees listed below (except as indicated below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

Jerome B. Arends	K. Timothy Bull	Dennis Nelson	Donald VanSingel

(Instruction: To withhold authority to vote for any individual nominee, strike out that nominee's name in the list above.)

Your Board of Directors recommends that you vote FOR all nominees
2.	Proposal to approve the ChoiceOne Financial Services, Inc. Amended and Restated Employee Stock Purchase Plan.

	[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

Your Board of Directors recommends that you vote FOR this Proposal.

3.	Proposal to ratify the appointment of Plante & Moran PLLC as the independent registered public accounting firm for the current fiscal year.

	[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

Your Board of Directors recommends that you vote FOR this Proposal.

          This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.
Dated: ____________, 2011	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

          IMPORTANT -- Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope